Exhibit 99.1

News
Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303
Release No. C-1908
Date: July 6, 2004

Georgia-Pacific Contacts:
Media – Greg Guest
(404) 652-4739
Robin Keegan
(404) 652-4713
Investors – Meg Nollen
(404) 652-4720
Richard Perkins
(404) 652-4721

GEORGIA-PACIFIC COMPLETES NEW, UNSECURED CREDIT FACILITY

ATLANTA – Georgia-Pacific Corp. (NYSE: GP) today announced it has entered into a new $2.5 billion, five-year, senior unsecured credit facility that includes a $500 million non-amortizing term loan. The new facility is funded by a group of financial institutions led by Bank of America, N.A., Citibank, N.A., and JPMorgan Chase Bank, and replaces a $2.25 billion five-year facility that would have matured November 2005. The company will use amounts available from the facility for general corporate purposes.

“We are pleased to complete this new agreement well ahead of the expiration of the earlier facility,” said Danny Huff, executive vice president, finance and chief financial officer. “More importantly, this facility includes terms that will allow Georgia-Pacific to realize pricing reductions as the company improves its leverage ratio. This facility will provide us with additional financial flexibility moving forward.”

Headquartered at Atlanta, Georgia-Pacific is one of the world’s leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2003 annual sales of more than $20 billion, the company employs approximately 55,000 people at more than 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft ‘n Gentle®, Mardi Gras®, So-Dri®, Green Forest® and Vanity Fair®, as well as the Dixie® brand of disposable cups, plates and cutlery. Georgia-Pacific’s building products manufacturing business has long been among the nation’s leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.